CERTIFICATE AND STATEMENT OF DETERMINATION OF
          RIGHTS AND PREFERENCES OF SERIES F 8% CUMULATIVE CONVERTIBLE
                          NON-VOTING PREFERRED STOCK OF
                              BIOMUNE SYSTEMS, INC.

         The undersigned, being the Chief Executive Officer and Secretary of Biomune Systems, Inc., a Nevada corporation, do hereby certify and declare as follows:

         1.       The name of the corporation is Biomune Systems, Inc.

         2. Attached hereto as Exhibit A and incorporated herein by this reference is a true and correct copy of the Designation of Rights and Preferences of Series F 8% Cumulative Convertible Non-Voting
                  Preferred Stock of Biomune Systems, Inc.

         3. The Designation of Rights and Preferences described above was approved by the Board of Directors of Biomune Systems, Inc. at a meeting duly convened following notice as required by the Bylaws of the Company.

         IN WITNESS WHEREOF, we have signed this Certificate this 4th day of February, 1998.

                                     BIOMUNE SYSTEMS, INC., a Nevada corporation


                                       By: /s/ David G. Derrick
                                       ---------------------------------------
                                       David G. Derrick, Chief Executive Officer


                                       By: /s/ Christopher D. Illick
                                       ---------------------------------------
                                       Christopher D. Illick, Secretary


Attested and Verified:

/s/ Christopher D. Illick
------------------------------
Christopher D. Illick, Secretary

STATE OF UTAH       )
                         :ss
COUNTY OF Salt Lake )

     On the 4th day of February 1998, David G. Derrick, who, being by me duly sworn, did say that he is the Chief Executive Officer of Biomune Systems, Inc., a Nevada corporation, and that the foregoing instrument was signed on behalf of such Corporation by authority of its Bylaws and such officer acknowledged to me that the Corporation executed the same.


/s/ Carol S. MacKay
------------------------------------------
NOTARY PUBLIC

My Commission Expires: 10/16/99



STATE OF New York        )
                                     :ss
COUNTY OF New York )

     On the 4th day of February 1998, Christopher D. Illick, who, being by me duly sworn, did say that he is the Secretary of Biomune Systems, Inc., a Nevada corporation, and that the foregoing instrument was signed on behalf of such Corporation by authority of its Bylaws and such officer acknowledged to me that the Corporation executed the same.


/s/ Myrna Karger
------------------------------------------
NOTARY PUBLIC

My Commission Expires: Jan. 31, 1999

                                    EXHIBIT A

               AMENDMENT TO DESIGNATION OF RIGHTS AND PREFERENCES
                                       OF
          SERIES F 8% CUMULATIVE CONVERTIBLE NON-VOTING PREFERRED STOCK

         Pursuant to the authority vested in the Board of Directors of Biomune Systems, Inc., a Nevada corporation (the "Company"), in its Articles of Incorporation and as permitted by Title 7, Chapter 78 of the Nevada Revised Statutes, the Company's Board of Directors does hereby amend the Designation of Rights and Preferences of the Company's Series F 8% Cumulative Convertible Non-Voting Preferred Stock as follows:

         5.       Conversion of Series F Preferred  Stock. The holders of shares
                  of  Series  F  Preferred   Stock  shall  have  the   following
                  conversion rights:

                  (a) Right to Convert. Subject to the Conversion Limitation set forth in Section 5(b) below, each share of Series F Preferred Stock may be converted at the holder's option at any time after January 1, 1999 into shares of the Company's Common Stock determined by dividing $1,000 plus any accrued and unpaid regular or special dividends by an amount equal to $.20. The applicable denominator in the formula set forth in the foregoing sentence shall be referred to herein as the "Conversion Factor." Subject to the Conversion Limitation set forth in Section 5(c) below, each conversion shall be effected by the holder surrendering the certificate(s) for the shares of Series F Preferred Stock to be converted to the Company with a Conversion Certificate executed by the holder for not less than $50,000 aggregate conversion amount including any accrued and unpaid regular and special dividends and accompanied, as required by the Company, by proper assignment. The date of execution of such Conversion Certificate and delivery by facsimile to the Company at (801) 466-3741 shall be defined as the "Conversion Date." Upon conversion the Company shall use its reasonable best efforts to deliver certificates evidencing shares of the Company's Common Stock within five (5) business days of the Conversion Date. Subject to the limitations in
                           Section 5(c), in the event of a merger, consolidation or sale of all or substantially all of the assets of the Company or a similar business combination involving the Company, all of the shares of Series F Preferred Stock, at the option of the holder, may be converted into the number of shares of Common Stock into which the shares of Series F Preferred Stock are convertible at the time of the closing of such transaction. In the event the Company shall fail to deliver certificates evidencing shares of the Company's Common Stock upon any conversion of shares of Series F Preferred Stock within five (5) business days of the Conversion Date, the Company shall pay the holder daily liquidated damages in an amount equal to 1% of the principal amount of the shares of Series F Preferred Stock converted into Common Stock for each day beyond said five (5) business days.

                  (b)      Certain Conversion Restrictions.

                                    (A) In no event shall any Holder be entitled
                           to convert any Series F Preferred Stock to the extent that, after such conversion, the sum of (1) number of shares of Common Stock beneficially owned by such Holder and its affiliates (other than the shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Preferred Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except as otherwise provided in clause (1) of the preceding sentence. To the extent that the limitation contained in this paragraph applies, the determination of whether shares of Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Preferred Stock are convertible shall be in the sole discretion of the Holder, and the submission of shares of Preferred Stock for conversion shall be deemed to be the Holder's determination of whether such shares of Preferred
                           Stock are convertible (in relation to other securities owned by the Holder) and of which portion of such shares of Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of the Holder to convert shares of Preferred Stock at such time as such conversion will not violate the provisions of this paragraph. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 75 days prior notice to the Company (in which case, the Holder shall make such filings with the Commission, including under Rule 13D or 13G, as are required by applicable law), and the provisions of this Section shall continue to apply until such 75th day (or later, if stated in the notice of waiver). Other Holders shall be unaffected by any such waiver.

                                    (B) If on any Conversion Date (1) the Common
                           Stock is listed for trading on the Nasdaq SmallCap Market or the Nasdaq National Market, or any national exchange (2) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding shares of Series F Preferred Stock and as payment of dividends thereon in shares of Common Stock, together with any shares of the Common Stock previously issued upon conversion of shares of Series F Preferred Stock and as payment of dividends thereon, would equal or exceed the lesser of (a) 19.9% of the number of shares of the Common Stock outstanding on the Original Issue Date or (b) 2,500,000 shares of Common Stock (such number of shares as would not equal or exceed such 19.9% limit, the "Issuable Maximum" and any such Conversion Date, the "Record Date"), and (C) the Company shall not have previously obtained the vote of shareholders (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of The Nasdaq Stock Market (or any successor entity or other exchange on which the Common Stock is listed or approved for trading) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum in a private placement whereby shares of Common Stock are deemed to have been issued at a price that is less than the greater of book or fair market value of the Common Stock, then the Company shall issue to the Holder so requesting a conversion a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the remainder of the aggregate Stated Value of the shares of Preferred Stock then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of Common Stock in excess of the Issuable Maximum (the "Excess Stated Value"), the Company shall, within one year of the Record Date, use its best efforts to obtain the Shareholder Approval applicable to such issuance. If the Company shall either (i) fail to seek such Shareholder Approval, or (ii) indicate in a notice to the Holder that it does not intend to obtain the Shareholder Approval applicable to such issuance, then the converting Holder shall have the option to require the Company to either (1) if the Company has not prior thereto attempted or has attempted to and has failed to obtain the Shareholder Approval in accordance with this Section, use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 90th day after such request, or (2) redeem the remaining shares of Preferred Stock as provided below. If the Company fails to pay the Redemption Amount in full pursuant to this Section within seven (7) days after the date payable, the Company will pay interest thereon at a rate of 8% per annum to the converting Holder, accruing daily from the Conversion Date until such amount, plus all such interest thereon, is paid in full.

         9. Redemption. At any time after three years from the date of the sale of the Series F Preferred Stock, the Company shall have the right to call for redemption that portion of the shares that are eligible for conversion at any time and from time to time as provided in Paragraph 2, above, by giving notice, regardless of whether any holder shall have also given notice of intent to convert such shares.

                  Notwithstanding what the Market Price or the Conversion Factor may be at any time, the redemption price payable the Company shall be $0.80 per share. After the date fixed for redemption, dividends on shares of Series F Preferred Stock called for redemption shall cease to accrue, such shares shall no longer be deemed to be issued and outstanding, and all rights of the holders thereof as shareholders of the Company shall cease unless the Company defaults on the payment of the redemption price. Redemption shall be made on a pro rata basis among all holders of the Series F Preferred Stock. The redemption price paid shall be applied first to the redemption of shares that would otherwise be subject to conversion in the year the redemption is made.

The remaining provisions of the Designation of Rights and Preferences of the Series F Preferred Stock shall remain unchanged and in full force and effect.